EXHIBIT 23.2   CONSENT OF MICHAEL T. STUDER CPA P.C.

To the Board of Directors of
Greater China Media and Entertainment Corp.
10th Floor, Building A, Tongyongguoji Center
No. 3 Jianguomenwai Road,
Chaoyang District, Beijing, China 100101

Gentlemen:

We have issued our report dated December 29, 2006 accompanying the consolidated balance sheet of Greater China Media and Entertainment Corp. and its subsidiaries as of September 30, 2006,, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, which is incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and the reference of our firm under the heading“Experts”.

 Sincerely,

Michael T. Studer CPA P.C.

Date: July 13, 2007	By:	/s/ Michael Studer
Michael T. Studer CPA P.C. Freeport, NY USA